Exhibit 10(4)

To:  Maxxplay, Enterprises, Inc.
From:  maxxzone.com, Inc.
     Roland Becker, President
Re:  Clarification of Agreements
Date:  May 4, 2002

This will clarify and confirm our agreement with you dated
June 26, 2000. All terms of this document are incorporated by reference in the agreement.


On June 26, 2000, we entered into an assignment agreement whereby Maxxplay Enterprises, Inc. assigned to us the exclusive internet rights for the territory of North America, which includes the USA, Canada, Mexico, Bermuda, Puerto Rico, the Bahamas and the Caribbean Islands to host and service the Maxx Axxess Program, all related MaxxSports, and all related clubs, associations, events, internet marketing and promotional activities. As such our agreement with Maxxplay Enterprises is an assignment agreement and not a sales or internet license agreement.

With respect to the Maxx Axxess Program, our obligations are limited to maintaining the information requested by Maxxplay Enterprises on our website. We will generate revenues from maintaining this information because we will receive negotiable percentage of each specific Maxx Axxess and Maxxplay program and product licensing, franchising and endorsement fee as negotiated by independent third-party marketing agencies and/or Maxxplay Enterprises Inc. It is anticipated that our share of such fees will be in the range of 10-25% depending upon the amount of benefit that maintaining this information on our website and the related internet presence brings to the agreement.

Under this agreement, Maxxplay Enterprises retains the
rights to market the Maxx Axxess Program, including all
exclusive license, franchise, and endorsement agreements
related to the Program in our territory.   We were also
granted exclusive rights to a website to sell the products we hope to sell in our territory.

We anticipate that the products we hope to be able to sell will be marketed primarily through the marketing of the Maxx Axxess
Program. These marketing efforts will be conducted exclusively by Maxxplay Enterprises. We currently do not contemplate undertaking separate marketing activities ourselves. As the cost of these marketing activities is the exclusive responsibility of Maxxplay, and not us, all marketing activities including securing commercial sponsorships and personality endorsements shall be at no cost to us. As such we do not currently plan to allocate any of our funds to off-line or on-line marketing activities. We will however receive a percentage of all revenue generated by the Maxx Axxess Program in our territory, whether generated through our website or not.



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In addition, on June 26, 2000, we entered into a management agreement with Maxxplay Enterprises, Inc. Notwithstanding anything to the contrary in the agreement, we are solely paying you for management and not marketing services, as you have agreed to provide said marketing services to us at no cost.

Further, the Management Agreement omitted Schedule A.
Schedule A reads:  The Maxx Axxess Program described in the
Maxxzone registration statement on Form 10-SB.

These two agreement constitute the only agreements between the parties.

Agreed and Accepted:

Maxxplay Enterprises, Inc.


By:  _____________________________
     Roland Becker, President











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